EXHIBIT 99.1
AirNet Systems, Inc. Announces Third Quarter 2005 Results

CONTACT:
AirNet Systems, Inc.	InvestQuest, Inc.
Gary Qualmann	Bob Lentz
(614) 409-4832	(614) 876-1900
COLUMBUS, Ohio — November 21, 2005 — AirNet Systems, Inc. (NYSE: ANS ) today reported total net revenues increased 9.5% to $48.1 million for the three months ended September 30, 2005, compared to $43.9 million for the same period in 2004. Higher fuel surcharge revenues represented $3.5 million of the $4.2 million improvement over last year’s third quarter total net revenues. Delivery services revenues were $3.2 million above the third quarter 2004, entirely due to higher fuel surcharge revenues, while Passenger Charter services increased $1.0 million over the third quarter 2004, including $0.3 million of additional fuel surcharge revenues.
On October 26, 2005 , as previously disclosed, AirNet entered into a letter of intent to sell the company to a nationally recognized private equity firm in a going private transaction for $4.55 per share. Under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the fact that AirNet had entered into the letter of intent to accept an offer at a price less than the net book value of AirNet was an event or change in circumstance that required AirNet to evaluate whether its assets were impaired. In determining the fair market value of AirNet’s assets, the company considered the $4.55 per share valuation included in the letter of intent. A third party valuation firm was also engaged to provide information to assist the company in completing the analysis under SFAS No. 144. Based on the fair market value indicated by the $4.55 per share price and the third party valuation results, AirNet recorded a non-cash impairment charge of $16.1 million ($10 million after tax) for the quarter ended September 30, 2005. Following the impairment charge, the net book value of AirNet is approximately $4.55 per share.
Excluding the non-cash impairment charges in each period, income before taxes was $3.4 million for the third quarter 2005 and $1.2 million for the comparable period in the prior year. Due to the non-cash impairment charge, the company had a loss of $12.7 million before income tax benefit for the third quarter 2005, compared to a loss of $45.8 million, including non-cash charges of $47.0 million for impairment of assets and goodwill, for the same period last year.
Excluding the non-cash impairment charges in each period, net income was $2.1 million ($0.20 per share) for the third quarter 2005 compared to $0.8 million ($0.08 per share) for the same period in 2004. The third quarter 2005 net loss was $7.9 million ($0.78 per share), including $10.0 million after-tax ($0.98 per share) attributable to impairment of assets, versus a net loss of $30.2 million ($2.99 per share), including $31.0 million after-tax ($3.07 per share), attributable to impairment charges, for the third quarter 2004.

Third Quarter 2005 Results
Delivery Services
Bank services revenues were $29.1 million for the third quarter 2005 versus $26.6 million for the same period last year. Higher fuel surcharge revenues represented $2.1 million of this $2.5 million increase over the third quarter 2004.
Express services revenues were $13.6 million for the third quarter 2005 compared to $12.8 million a year ago. Fuel surcharge revenues for the third quarter 2005 were $1.2 million above those for the same period last year, offsetting the impact of lower shipments as well as lower transportation charges for a significant customer during the quarter. Express services revenues were 31.8% of total Delivery Services revenues for the third quarter 2005 compared to 32.5% for the third quarter 2004.
Passenger Charter Services
Passenger Charter services revenues increased 22.9% to $5.2 million for the third quarter 2005 from $4.3 million for the same period last year. The number of hours flown during the third quarter 2005 increased 15% despite the termination of aircraft management agreements, as previously announced, involving three aircraft during the quarter. The company has identified direct cost reductions of approximately 90% of the revenues lost related to elimination of these three managed aircraft from the Passenger Charter fleet. Jetride, Inc., AirNet’s wholly-owned passenger charter subsidiary, operated 14 aircraft, 9 owned and 5 managed, at September 30, 2005 and 2004. Passenger Charter services revenues rose to 10.9% of total net revenues for the third quarter 2005 from 9.7% for the same period in 2004.
Costs and Expenses
Total costs and expenses were $59.8 million for the third quarter 2005 compared to $88.9 million for the same period last year, which included non-cash impairment charges of $16.1 million and $47.0 million for the third quarter of 2005 and 2004, respectively. Passenger Charter services represented 54% of the increase in the company’s third quarter 2005 costs and expenses versus the prior year when the non-cash impairment charges for both periods are excluded. Aircraft fuel expense increased $1.5 million to $8.6 million for the third quarter 2005 compared to the same period last year. Jet fuel costs were significantly higher for the third quarter 2005 versus third quarter 2004. The company seeks to recover these increased costs through its fuel surcharge program. Depreciation expense was $3.8 million for the third quarter 2005 or $1.8 million below the same period last year due to the third quarter 2004 non-cash impairment charge which reduced the asset value of the company’s Delivery services aircraft. Aircraft maintenance expense was $5.0 million for the third quarter 2005 or $1.5 million above the same period last year, due to the increase in flight hours for Passenger Charter services and additional maintenance for AirNet’s Delivery services aircraft.

Nine Month Results
Total net revenues increased 16.9% to $147.9 million for the nine months ended September 30, 2005 from $126.5 million for the same period last year. Delivery Services revenues increased $10.0 million to $124.4 million for the 2005 year-to-date period, including $7.7 million of higher fuel surcharge revenues. Bank Services revenues increased to $85.3 million for the first nine months of 2005 from $78.7 million for the same period in 2004. Approximately $4.9 million of this increase in revenues was attributable to higher fuel surcharge revenues. The total volume of Bank Services’ shipments transported during the first nine months of 2005, measured in pounds, was slightly below the 2004 year-to-date period and the number of shipments for the same period in 2005 was below the prior year.
Express Services revenues rose to $39.1 million for the first nine months of 2005 from $35.7 million for the same period last year. Higher fuel surcharge revenues represented $2.8 million of the increase compared to the prior year.
Passenger Charter Services revenues increased to $23.1 million for the first nine months of 2005 compared to $11.5 million for the same period a year ago, primarily due to a 70% increase in hours flown compared to the 2004 year-to-date period.
Total costs and expenses were $151.9 million for the nine months ended September 30, 2005 versus $170.4 million for the same period last year, which included $16.1 million and $47.0 million of non-cash impairment charges recorded for the first nine months of 2005 and 2004, respectively. Fuel costs for the 2005 year-to-date period were $6.9 million higher than the same period last year; however, net fuel expense remained flat compared to the first nine months of 2004 due to the company’s fuel surcharge program. Aircraft maintenance expense increased $4.7 million to $15.2 million due to additional maintenance required based on the average age of the company’s Delivery services aircraft and the higher number of hours flown by the Passenger Charter aircraft. Travel, training and other expenses were $8.7 million for the first nine months of 2005 or $2.2 million above the same period last year, primarily attributable to additional fees paid to managed aircraft owners based on the increased number of hours flown this year. Depreciation declined 28.8% to $11.1 million for the first nine months of 2005 from $15.6 million the prior year due to the third quarter 2004 impairment charge. Approximately 83% of the increase in costs and expenses for the nine months ended September 30, 2005 versus the same period last year, excluding the non-cash impairment charges for both periods, was directly related to growth in Passenger Charter services and the significant increase in the number of passenger charter hours flown.
Excluding the non-cash impairment charges in each period, income before taxes was $9.1 million for the nine months ended September 30, 2005 compared to $1.6 million for the nine months ended September 30, 2004 . Loss before income tax benefit was $7.0 million for the first nine months of 2005, including $16.1 million for impairment of assets, compared to a loss of $45.4 million, including $47.0 million for impairment of assets and goodwill, for the same period last year.
Excluding the non-cash impairment charges in each period, net income was $5.6 million ($0.55 per share) for the nine months ended September 30, 2005 compared to $1.0 million ($0.10 per share) for the nine months ended September 30, 2004. For the nine months ended September 30, 2005 , the net loss was $4.4 million ($0.43 per share), including the $10.0 million after-tax ($0.98 per share) charge for the impairment of assets, versus a net loss of $30.0 million ($2.98 per share), including $31.0 million after-tax ($3.08 per share) charge for the impairment of assets and goodwill, for the comparable 2004 year-to-date period.

Letter of Intent
On October 26, 2005, AirNet announced it had entered into a letter of intent for the sale to a nationally recognized private equity investment firm in a going private transaction for $4.55 per share. The letter of intent, which was unanimously recommended to AirNet’s Board of Directors by the Special Committee of the Board and unanimously approved by AirNet’s Board, provides the private equity investment firm with exclusivity until November 30, 2005 to complete its confirmatory due diligence and execute a definitive merger agreement (which date may be extended by mutual consent under certain circumstances until no later than December 15, 2005). The offer is not contingent on the private equity investment firm obtaining any debt financing in addition to the amount currently existing in the business. The proposed transaction, however, is subject to shareholder approval and other conditions that would be set forth in a definitive agreement.
AirNet has discussed the SFAS No. 144 impairment issue with the private equity investment firm that has entered into the letter of intent with the company. The private equity firm is continuing its confirmatory due diligence and AirNet continues to believe that a definitive agreement can be executed prior to the end of the previously disclosed exclusivity period.
New York Stock Exchange
By letter dated November 17, 2005 , AirNet was notified by the New York Stock Exchange (“NYSE”) that NYSE’s Listings and Compliance Committee agreed to the continued listing of AirNet’s common shares through the completion of the going private transaction. NYSE has advised AirNet that NYSE will continue to review the status of the going private transaction through February 2006, along with other developments in respect of AirNet, and that if the going private transaction has not closed by that time, NYSE will review the circumstances causing the delay, and reassess the decision to continue the listing of AirNet’s common shares.
AirNet Systems, Inc.
AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide.
Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The company operated a total of 127 aircraft, 113 for its Delivery services business and 14 for its Passenger Charter services business at September 30, 2005 , located strategically throughout the United States . To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“ TSA ”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; disruptions to operations due to adverse weather conditions, air traffic-control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluation of our business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations, and, while AirNet expects to be able to enter into a definitive agreement with the private equity investment firm, there can be no assurances that such an agreement will be executed or that, if it is, it will contain the same terms as described herein and in the company’s October 26, 2005 and November 15, 2005 news releases. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the sections captioned “Forward-looking statements” and “Risk factors” in Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.
OPERATING RESULTS AND SELECTED NON-GAAP FINANCIAL DATA

	Three Months Ended		Nine Months Ended
In thousands, except	September 30,		September 30,
per share data	2005	2004	2005	2004
NET REVENUES
Delivery services, net of excise tax:
Bank services	$29,126	$26,616	$85,264	$78,678
Express services	13,569	12,844	39,102	35,725
Total delivery services revenues	42,695	39,460	124,366	114,403

Passenger charter services	5,243	4,266	23,070	11,532
Aviation services and other operations	153	211	437	613
Total net revenues	48,091	43,937	147,873	126,548

COSTS AND EXPENSES
Wages and benefits	5,973	6,187	18,371	18,310
Aircraft fuel	8,624	7,140	25,799	18,862
Aircraft maintenance	5,023	3,567	15,192	10,448
Contracted air costs	3,552	3,540	10,646	9,738
Ground courier	7,901	7,465	23,432	22,494
Depreciation	3,818	5,638	11,088	15,577
Insurance, rent and landing fees	2,476	2,230	7,612	7,432
Travel, training and other	1,784	2,021	8,725	6,557
Selling, general and administrative	4,584	4,146	15,045	13,708
Net (gain) loss on disposition of assets	18	—	(34)	289
Total costs and expenses before impairment charges	43,753	41,934	135,876	123,415
Impairment of assets	16,073	42,991	16,073	42,991
Impairment of goodwill	—	4,018	—	4,018
Total costs and expenses	59,826	88,943	151,949	170,424

Loss from operations	(11,735)	(45,006)	(4,076)	(43,876)
Interest expense	1,007	777	2,886	1,552

Loss before income taxes	(12,742)	(45,783)	(6,962)	(45,428)
Benefit for income taxes	(4,809)	(15,599)	(2,600)	(15,446)

Net loss	$(7,933)	$(30,184)	$(4,362)	$(29,982)

Net loss per share — basic and diluted	$(0.78)	$(2.99)	$(0.43)	$(2.98)

In millions, except per share data

	Three Months Ended		Nine Months Ended
In thousands, except	September 30,		September 30,
per share data	2005	2004	2005	2004
SELECTED NON-GAAP FINANCIAL DATA:
Loss before income taxes	$(12.7)	$(45.8)	$(7.0)	$(45.4)
Impairment charges	16.1	47.0	16.1	47.0
Income before income taxes and impairment charges	$3.4	$1.2	$9.1	$1.6

Net loss	$(7.9)	$(30.2)	$(4.4)	$(30.0)
Impairment charges — net of tax	10.0	31.0	10.0	31.0
Net income before impairment charges	$2.1	$0.8	$5.6	$1.0

Net loss per share-basic and diluted	$(0.78)	$(2.99)	$(0.43)	$(2.98)
Impairment charges — net of tax	0.98	3.07	0.98	3.08
Net income per share before impairment charges — basic and diluted	$0.20	$0.08	$0.55	$0.10
Note — AirNet has presented the selected non-GAAP financial data to show results of operations excluding unusual charges for impairment of assets and goodwill. The company believes this information is useful and informative to readers in providing a more complete view of AirNet’s operating results.
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